EXHIBIT 99.1

[LOGO OF PINNACLE]	PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee Chairman & CEO	Steve Capp CFO	Wade Hundley COO	Chris Plant Lewis Fanger Investor Relations

FOR IMMEDIATE RELEASE

November 17, 2004

Pinnacle Entertainment, Inc. Announces Agreement to

Purchase Embassy Suites Hotel in Downtown St. Louis, Missouri

LAS VEGAS, November 17, 2004—Pinnacle Entertainment, Inc. (NYSE: PNK) announced today that it has entered into an agreement with FelCor Lodging Limited Partnership to purchase the Embassy Suites St.Louis-Downtown. The purchase price is the greater of either $38 million or twelve times trailing-twelve-month EBITDA. Located on Laclede’s Landing, the 297-suite hotel will adjoin the proposed casino and luxury hotel that Pinnacle plans to build in downtown St. Louis. The transaction is subject to various approvals and is expected to close in the first quarter of 2005.

“We are excited about incorporating the Embassy Suites hotel into our development plans for downtown St. Louis. In addition to directly attaching the Embassy Suites to our proposed casino and luxury hotel, we will also integrate the Embassy Suites into the system of walkways and buildings connecting to the America’s Center convention center,” said Daniel R. Lee, Chairman and CEO of Pinnacle Entertainment. “This agreement further strengthens our commitment to the city of St. Louis and our redevelopment goals for the area surrounding Laclede’s Landing.”

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is currently building a major casino resort in Lake Charles, Louisiana and has been selected for two casino development projects in the St. Louis, Missouri area. Each of these development projects is dependent upon final approval by the Louisiana Gaming Control Board and the Missouri Gaming Commission, respectively.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s development plans, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to, construction-related factors that could prevent the Company from completing its construction and development projects within budget and on time, and completing the Embassy Suites purchase. For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

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